Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
India Globalization Capital, Inc.

We hereby consent to the incorporation by reference to (i) the Registration Statement No. 333-215669 on Form S-8 pertaining to the India Globalization Capital, Inc. 2018 Omnibus Incentive Plan and to (ii) the Registration Statement No. 333-224082 on Form S-3 of India Globalization Capital Inc., of our report dated June 21, 2018, with respect to the consolidated financial statements of India Globalization Capital Inc. included in this Annual Report (Form 10-K) for the year ended March 31, 2018.

/s/ Manohar Chowdhry & Associates
Manohar Chowdhry & Associates
Chennai, India
June 21, 2018